Clark Wilson LLP
Barristers & Solicitors
Patent & Trade-mark Agents
Our File No.	29741-0001 / CW3140258.1	800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

January 19, 2010

BY EMAIL

Argentex Mining Corporation
602 – 1112 West Pender Street
Vancouver, British Columbia V6E 2S1
Canada

Attention: Kenneth Hicks, President

Dear Sirs:

Re:	Argentex Mining Corporation – Registration Statement on Form S-1

                          We have acted as counsel to Argentex Mining Corporation (the “Company”), a Delaware corporation, in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 2,980,407 shares (the “Registered Shares”) of the Company’s common stock which may be issued upon the exercise of warrants by the selling stockholders named in the Registration Statement.

                          In connection with this opinion, we have reviewed:

(a)	the Restated Certificate of Incorporation of the Company;

(b)	the Bylaws of the Company;

(c)	resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	the Registration Statement;

(e)	the Prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

(f)	such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinion expressed herein.

                          We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or certificates of officers or representatives of the Company.

                          Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares, once issued in accordance with the terms of the warrants, including payment of the exercise price, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

                          This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc:    United States Securities and Exchange Commission